Exhibit 10.31

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT dated as of March 9, 2005, by and between BALLY GAMING, INC., a Nevada corporation, 6601 South Bermuda Road, Las Vegas, Nevada 89119 (“Bally” or the “Company”), and RAMESH SRINIVASAN, 1509 Monarch Drive, Marietta, GA 30062 (the “Executive”).

The parties agree as follows:

1.             Employment. The Company employs Executive, and Executive accepts employment by the Company, on the terms and conditions set forth in this Agreement, beginning on March 9, 2005, or on acceptance by Executive, whichever occurs later (the “Effective Date”). This Agreement is not intended to create an agreement of employment for any specific term or otherwise alter the at-will nature of Executive’s employment relationship with Alliance Gaming.

2.             Position and Duties. Executive shall serve as Executive Vice President for Bally’s Systems Division and shall report to the President and Chief Executive Officer of Bally and of Alliance Gaming Corporation, Bally’s parent company. Executive shall perform the duties contemplated by such title and such other duties, consistent with his experience and abilities, as the President and Chief Executive Officer of Bally may assign to Executive. Executive shall devote his full time and efforts to the business and affairs of the Company, use his best efforts to advance the interests of the Company, and at all times conduct himself in a manner that reflects credit on the Company. It is contemplated that Executive shall render services to the Company from the Company’s principal place of business; however, the parties acknowledge and agree that Executive may be required to travel extensively in fulfilling his duties hereunder.

3.             Compensation.

(a)           Salary. The Company shall pay Executive a base salary of $250,000 a year in installments on the regularly recurring paydays in accordance with the Company’s practice. Increases in the base salary shall be considered by the Company at least annually, beginning with the completion of the first year of employment and will be based on criteria applicable to other senior executives of the Company, provided, however, that the award of any such increase shall be at the sole discretion of the Company. Notwithstanding the foregoing, it is agreed that Executive’s base salary shall increase to $275,000 on January 1, 2006.

(b)           Management Incentive Program. Executive shall be entitled to participate in the Company’s Management Incentive Program established for the Company at the level of business unit head. This incentive plan entitles Executive to receive up to 100 percent of Executive’s base salary for performance at plan. For fiscal 2005, Executive will receive a pro rata portion of the existing incentive plan based on Executive’s tenure during the fiscal year, provided, however, that the bonus shall not be less than $50,000. It is understood that the Company may modify at its sole discretion its incentive plan for the years after fiscal 2005 upon providing written notice to Executive.

(c)           Options. Executive shall be entitled to receive options to acquire an aggregate of 300,000 shares of the publicly-traded common stock of the Company’s publicly-traded parent company, Alliance Gaming Corporation. The exercise price of the options shall be equal to the closing market price on the date Executive begins actual work for the Company (the “Start Date”).  The options shall “vest” (that is, become exercisable by Executive) in four installments as follows: 125,000 shares on the first anniversary of the Start Date; 70,000 shares each on the second and third anniversaries of the Start Date; and 35,000 shares vesting on September 2, 2008. The options shall be subject to the applicable long-term incentive plan and Alliance Gaming’s standard stock option agreement. Executive shall be eligible to receive additional grants in the future, at the discretion of and as approved by Alliance Gaming’s board of directors, and commensurate with peer positions.

(d)           Restricted stock. Executive shall receive an award of 20,000 shares of restricted stock under Alliance Gaming Corporation’s Amended and Restated 2001 Long Term Incentive Plan (the “Plan”) on the Start Date (the “Restricted Stock”). The Restricted Stock shall vest according to the following schedule: 50 percent on the Start Date, and the remaining 50 percent on September 2, 2008. Executive shall be eligible to receive additional grants in the future, at the discretion of and as approved by Alliance Gaming’s board of directors, and commensurate with peer positions.

(c)           Reimbursement of expenses. In accordance with established policies and procedures of the Company as in effect from time to time, the Company shall pay or reimburse Executive for all reasonable and actual out-of-pocket expenses including but not limited to travel, hotel, and similar expenses, incurred by Executive from time to time in performing his obligations under this Agreement.

(f)            Relocation Expenses. The Company will pay the reasonable costs incurred by Executive and his family relocating from Atlanta, Georgia, to Las Vegas, Nevada, pursuant to a moving and relocation budget submitted by Executive and approved by the Company. Payments made by the Company for reimbursement of relocation expenses may be subject to federal, state or local taxation, for which Executive shall be responsible, provided, however, that the Company shall “gross up” the reimbursement to cover the taxes that Executive must pay directly. The Company will pay for air and ground transportation, food and lodging costs for Executive’s family incurred during two home-finding trips, not to exceed four days each and completed within six months after the Start Date, for Executive and Executive’s immediate family to the Las Vegas, Nevada, area. The Company will pay the entire costs for an intermediate size rental car for the Executive in Las Vegas for a maximum of one month after the Start Date. The Company will pay the rent on a furnished, two-bedroom apartment in Las Vegas for six months or until Executive purchases a residence, whichever occurs first. The Company will pay the hotel costs associated with the period of time Executive needs to temporarily reside prior to finding the appropriate apartment in Las Vegas. If Executive decides to purchase a single-family residential home in Clark County, Nevada, the Company will pay the actual closing costs (not to exceed customary purchaser closing costs) at the close of escrow for the purchase of the residence; however, Executive will be responsible for the down payment and all other payments in connection with the purchase. If Executive sells Executive's house in Atlanta by December 31, 2005, the Company shall pay the actual closing costs (not to exceed customary seller closing costs), including commissions, at the close of escrow.

(g)           Commuting expenses. During the first six months of Executive's employment, the Company shall pay or reimburse Executive for the reasonable expenses of not more than two commutes a month between Atlanta and Las Vegas.

(h)           Vacation. Executive shall be entitled to annual paid vacation time in accordance with the Company's policy with respect to the senior executives of the Company prorated for any partial employment year.

(i)            Other benefits; COBRA payments. Executive shall be entitled to other employment benefits, including but not limited to life insurance, medical and hospitalization, disability, and retirement benefits, consistent with the benefits provided to other senior executives of the Company. The Company will pay the cost of maintaining Executive's health insurance with his former employer ("COBRA" payments) during the waiting period before Executive is covered under the Company's plan.

(j)            No Reduction. There shall be no material reduction or diminution of the benefits provided in this section 3 during the term of this Agreement unless (i) Executive consents in writing, (ii) an equitable arrangement (embodied in a substitute or alternative benefit or plan) is made with respect to such benefit or plan, or (iii) the reduction is part of a program of across-the-board benefit reductions similarly affecting the senior executive officers of the Company.

4.             Termination or Material Change of Employment

(a)           At-will employment. Executive's employment with the Company is "at-will." Either Executive or the Company may terminate Executive's employment at any time with or without cause.

(b)           Termination by Company for cause.

(1)           The Company may terminate this Agreement for cause at any time immediately on notice to Executive, in which case the Company's obligations and Executive's rights under this Agreement shall terminate. For purposes of this provision, the term "cause" includes, but is not limited to:

(i)            Executive's clear and substantiated insubordination, fraud, disloyalty, dishonesty, willful misconduct, or gross negligence in the performance of Executive's duties under this Agreement, including willful failure to perform such duties as may properly be assigned to Executive under this Agreement.

(ii)           Executive’s material breach of any material provision of this Agreement.

(iii)          Executive’s failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement of any jurisdiction or regulatory authority to which Executive may be subject by reason of his position with the Company and its affiliates or subsidiaries. The Company will use its best efforts to work with Executive in fulfilling the requirements and will promptly provide written information on the suitability and licensing requirements to Executive so that Executive may adequately prepare.

(iv)          Executive’s commission of a crime against the Company or violation of any law, order, rule, or regulation pertaining to the Company’s business.

(v)           Executive’s inability to perform the job functions and responsibilities assigned in accordance with reasonable standards established from time to time by the Company in its sole and reasonable discretion.

(vi)          The Company’s obtaining from any reliable source accurate information with respect to Executive that would, in the reasonable opinion of the Company, jeopardize the gaming licenses, permits, or status of the Company or any of its subsidiaries or affiliates with any gaming commission, board, or similar regulatory or law enforcement authority.

(2)           Any termination by the Company for cause shall not be in limitation of any other right or remedy the Company may have under this Agreement or otherwise.

(c)           Termination by Company without cause.  The Company may terminate this Agreement at any time without cause (as defined in paragraph 4.(b)(1)), whereupon the Company’s obligations and Executive’s rights under this Agreement shall terminate, except that the Company shall continue to pay Executive an amount equal to Executive’s base salary for twelve months after the date of termination, offset by any compensation received by Executive (regardless of when received) and attributable to other employment during the six-month period that begins six months after termination.

(d)           Change of Control or Diminution of Duties:

(1)           Termination by Executive. If Executive resigns for any reason, the Company’s obligations and Executive’s rights under this Agreement shall terminate, provided, however, that a resignation following a change of control or a material diminution of Executive’s duties shall be treated as a termination without cause under paragraph 4.(c).

(2)           “Change of Control” defined. As used in this section 4.(d), a change of control shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the consummation of the sale, lease, or other disposition of all or substantially all of the assets of the Company; (iii) the tender of more than 50 percent of the Company’s capital stock to a non-affiliate or a merger, consolidation, or recapitalization of the Company with a non-affiliate such that the stockholders of the Company immediately prior to the consummation of such transaction possess less than 50 percent of the voting securities of the surviving entity immediately after the transaction, or (iv) the individuals who, as of the date of this Agreement, were members of the Board cease for any reason to constitute at least a majority of the Board.

(3)           “Diminution of duties” defined. As used in this section 4.(d), Executive’s duties shall be deemed to have been materially diminished if he no longer reports to the president and chief executive officer of the Company or of Alliance Gaming Corporation or if his position or title or duties are otherwise substantially diminished.

(4)           Increased Benefits:  In the event that a change of control should occur as defined in paragraph 4.(d)(2), Executive shall be eligible to receive any additional (other than those defined in the paragraphs above) acceleration in benefits, financial packages, stock options and restricted stock, and compensation accorded to other Company senior executives with the exception of those accorded to the Company’s chief executive officer and chief Financial officer.

5.             Restrictive covenants.

(a)           Covenant not to compete.

(1)           Executive will not compete with the Company:

(i)            During the term of this Agreement;

(ii)           For twelve months after the Company terminates Executive’s employment for cause (as defined in paragraph 4.(b)(1)) or after Executive resigns for any reason;

(iii)          For up to twelve months after Executive is terminated without cause, subject to the Company continuing to pay Executive’s base salary as required in paragraph 4.(c).

(2)           As used in section 5.(a), “compete” means to establish, engage, or be connected with, directly or indirectly, any company engaged in a business in competition with the business of the Company or its subsidiaries or affiliates in any area where the Company is doing business, whether as owner, partner, agent, employee, director, officer, consultant, advisor, or stockholder (except as the beneficial owner of not more than 5 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which Executive does not undertake any management or operational or advisory role).

(3)           The Company and Executive acknowledge and agree that the scope and duration of the covenant in section 5.(a) are reasonable and fair; however, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, the Company and Executive acknowledge and agree that the covenant shall be enforced to the greatest extent any such court deems appropriate, and such court may modify this covenant to that extent.

(b)           Covenant not to solicit customers, employees, or consultants. Executive shall not, directly or indirectly, during the term of this Agreement and for twelve months after its expiration or termination for any reason, (i) solicit the trade or patronage of any of the customers or prospective customers of the Company (which, for purposes of this paragraph, shall include any of the Company’s subsidiaries or affiliates) of which the Executive has personally engaged with in his capacity as Executive or of anyone whom the Executive has heretofore traded or dealt with in his capacity within the Company, regardless of the location of such customers or prospective customers of the Company with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active, or (ii) aid or endeavor to solicit or induce any other employee or consultant of the Company to leave the Company to accept employment of any kind with any other person or entity.

(c)           Confidential Information. Executive’s work for the Company will give Executive access to confidential matters of the Company not publicly known such as proprietary matters of a technical nature (including but not limited to know-how, technical data, gaming processes, gaming equipment, techniques, developments) and proprietary matters of a business nature (including but not limited to information about costs, profits, markets, sales, lists of customers, and matters received by the Company in confidence from other parties), collectively referred to as “Confidential Matters.” Some Confidential Matters may be entitled to protection as “Trade Secrets,” as that term is defined in N.R.S. 600A.030(5), the Restatement of Torts, and case law interpreting the same. “Confidential Matters” shall not include any matters for which Executive has prior knowledge of prior to the Effective Date of this Agreement or matters that are known or come to be known as industry standard practice. Executive agrees to keep secret all such Confidential Matters and agree not to directly or indirectly, other than is necessary in the business of the Company and the scope of Executive’s employment, disclose or use any such Confidential Matters at any time except with prior written consent of the Company. Executive agrees that all written materials (including correspondence, memoranda, manuals, notes, and notebooks) and all models, mechanisms, devices, drawings, and plans in Executive’s possession from time to time (whether or not written or prepared by Executive) embodying Confidential Matters shall be and remain the sole property of the Company, and Executive will use all reasonable precautions to assure that all such written materials and models, mechanisms, devices, drawings, and plans are properly protected and kept from unauthorized persons. Executive further agrees to deliver all Confidential Matters, including copies, immediately to the Company on termination of Executive’s employment for any reason, or at any time the Company may request. Unless required by court proceeding, for a period of three years after termination of Executive’s employment with the Company for any reason, Executive shall not reveal directly or indirectly to any person or entity or use for Executive’s personal benefit (including without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company) any Confidential Matters. These obligations will not apply to the extent that the Confidential Matters (i) were already known to the Executive, without an obligation to keep it confidential, at the time of its receipt from the Company; (ii) were received by the Executive in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (iii) were publicly known at the time of its receipt by the Executive or has become publicly known other than by a breach of this Agreement or other action by the Executive. To the extent that any Confidential Matters are considered by the Company as Trade Secrets, Executive agrees that all limitations on use of these Trade Secrets shall last as long as such information remains a trade secret under applicable law. Executive further agrees that immediately upon or after termination, Executive will deliver to the Company all memoranda, notes, reports, lists, models, mechanisms, devices, drawings or plans and other documents (and all copies thereof) in Executive’s possession relating to the business of the Company or its subsidiaries and affiliates.

(d)           Non-disparagement. Each party agrees that, during Executive’s employment with the Company and after the termination thereof for any reason, neither shall, publicly or privately, intentionally disparage or make any willful statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics, or business practices of the other (including, in the case of the Company, its affiliates and subsidiaries), except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitration action to enforce the provisions of this Agreement, or (ii) in connection with any judicial or administrative proceeding to the extent required by applicable law, or (iii) as otherwise required by law.

(e)           Intellectual Property. Executive shall promptly disclose in writing to the Company all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively “Inventions”), conceived, developed, or first actually reduced to practice by Executive, either alone or with others, during Executive’s employment with the Company, that (i) relate in any manner to the existing or contemplated business or research activities of the Company, (ii) are suggested by or result from Executive’s work for the Company; or (iii) result from the use of time, materials, or facilities of the Company. All Inventions Executive conceives, develops, or first actually reduces to practice, either alone or with others, while employed by the Company that relate in any manner to the existing or contemplated business or research activities of the Company shall be the exclusive property of the Company. Executive will, at the request and expense of the Company, execute specific assignments to any such Inventions and execute, acknowledge, and deliver patent applications and such other documents (including but not limited to all provisionals, continuations, continuations-in-part, continued prosecution applications, extensions, re-issues, re-examinations, divisionals and foreign counterparts) and take such further action as may be considered necessary by the Company at any time, whether during Executive’s employment with the Company or after it terminates for any reason, to obtain and define letters patent in any and all countries and to vest title to such Inventions and related patents or patent applications in the Company or its assignees. Any Invention that Executive discloses to a third person or describes in a patent application filed by Executive or in Executive’s behalf during Executive’s employment with the Company or within three months after Executive’s employment with the Company terminates for any reason shall be presumed to have been conceived or made by Executive during Executive’s employment with the Company unless proved to have been conceived and made by Executive after the expiration or termination of this Agreement.

(f)            Injunctive relief; jurisdiction. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches any of Executive’s obligations under the restrictive covenants in this section 5. Accordingly, Executive agrees that the Company will be entitled, at its option, to injunctive relief against any breach by Executive of Executive’s obligations under section 5 in any federal or state court of competent jurisdiction sitting in Nevada, in addition to monetary damages and any other remedies available at law or in equity. Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agree that process may be served on Executive under the relevant rules of civil procedure, addressed to Executive’s last address known to the Company, or in any other manner authorized by law.

(g)           Material inducements. The restrictive covenants and other provisions in this letter agreement are material inducements to the Company entering into and performing its obligations under this letter agreement. Accordingly, in the event of any proven breach of these provisions by Executive, in addition to all other remedies at law or in equity possessed by the Company, including but not limited to the right to enforce the covenants Executive has agreed to in this Agreement, the Company shall have the right to terminate this agreement and Executive’s employment with the Company and not pay any amounts payable to Executive under this Agreement.

6.             Licenses and approvals. This Agreement is contingent on any necessary approvals and licenses from any regulatory authorities having jurisdiction over the parties or the subject matter of this Agreement. Each party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals necessary for Executive to perform under this Agreement and shall diligently pursue its applications, and the Company shall pay all associated costs and fees. Each party shall fully cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with the Company, its affiliates, or this Agreement. If any license or approval necessary for either party to perform under this Agreement is denied, suspended, or revoked, this Agreement shall be void, provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

7.             Compliance program. The parties acknowledge that the Company operates under privileged licenses in a highly regulated industry, and that its parent company, Alliance Gaming Corporation, maintains a compliance program to protect and preserve the name, reputation, integrity, and good will of Alliance Gaming Corporation and its subsidiaries (including the Company) and affiliates through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for those companies or with which those companies are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. This Agreement and the association of the Company and its affiliates with Executive are contingent on the continued approval of Alliance Gaming Corporation and its compliance committee under the Alliance Gaming Corporation compliance program. The parties shall cooperate with Alliance Gaming Corporation and its compliance committee as reasonably requested by Alliance Gaming Corporation or the committee and shall provide the committee with such information as it may request. If Alliance Gaming Corporation, acting on the reasonable recommendation of the committee, withdraws its approval of this Agreement or of Executive, then this Agreement shall be void and neither party shall have any rights thereunder.

8.             Executive’s Indemnification. To the extent permitted by applicable law, Executive shall be indemnified by the Company against expenses, including attorneys’ fees, necessarily incurred by Executive in connection with the defense or settlement of any action, suit, or proceeding to which he is a party, alone or together with others, by reason of his being or having been an Executive of the Company. To the extent permitted by applicable law, Executive shall also be reimbursed by the Company for any amounts paid by such person in satisfaction of any judgment or settlement in connection with any such action, suit, or proceeding, unless the amount of such judgment shall be adjudged on such action, suit, or proceeding to be liable for willful misconduct in violation of law or the Company’s written policies. It shall be the responsibility of the Company to obtain and keep current adequate liability insurance coverage to ensure that this provision shall be complied with as written.

9.             General Provisions.

(a)           Arbitration. Any controversy or claim arising out of or relating to this Agreement or its breach shall be settled by arbitration in Las Vegas, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Nothing contained in this section shall in any way deprive the Company of its right to obtain injunctive or other equitable relief under section 5 of this Agreement.

(b)           Further assurances. Each party shall execute all documents and take all other actions necessary to effect the provisions and purposes of this Agreement.

(c)           Entire agreement. This Agreement contains the entire agreement between the parties and supersedes all other oral and written agreements previously entered into by the parties concerning the same subject matter, provided, however, that except as modified by this Agreement, the terms and conditions of Executive’s employment with the Company shall be subject to the Company’s regular employment policies and practices as may be in effect from time to time.

(d)           Modification, rescission, and assignment. This Agreement may be modified or rescinded only with the written consent of both parties. Neither this Agreement nor any right or interest under this Agreement shall be assignable by either party without the written consent of the other, provided, that nothing contained in this Agreement shall limit or restrict the Company’s ability to merge or consolidate or effect any similar transaction with any other entity, irrespective of whether the Company is the surviving entity (including a split up, spin off, or similar type transaction), provided that one or more of such surviving entities continues to be bound by the provisions of this Agreement.

(e)           Controlling law; severability. Nevada law shall govern this Agreement and its interpretation. If any provision is unenforceable for any reason, it shall be deemed stricken from the Agreement but shall not otherwise affect the intention of the parties or the remaining provisions of the Agreement.

(f)            Binding effect. This Agreement shall bind and inure to the benefit of each of the parties and their respective heirs, successors, administrators, executors, and assigns.

(g)           Notices. All notices required by this Agreement must be in writing and must be delivered, mailed, or telecopied to the addresses given above or such other addresses as the parties may designate in writing.

(h)           Counterparts; facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy. The facsimile copies so signed will constitute originally signed copies of the same consent requiring no further execution.

(i)            Captions; construction; drafting ambiguities. The captions in this Agreement are for convenience only and shall not be used in interpreting it. In interpreting this Agreement any change in gender or number shall be made as appropriate to fit the context. Each party has reviewed and revised this Agreement with independent counsel or has had the opportunity to do so. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

BALLY GAMING, INC.

By:	/s/ Richard Haddrill	/s/ Ramesh Srinivasan
	Richard Haddrill	Ramesh Srinivasan
President and Chief Executive Officer